                                                                     Exhibit 2.1
                                                                     -----------



                            STOCK PURCHASE AGREEMENT

                                     among

                           SWITCHBOARD INCORPORATED,

                                 ENVENUE, INC.,

                                      and

                       THE STOCKHOLDERS OF ENVENUE, INC.

                             ____________________

                               November 24, 2000

                             ____________________

                               TABLE OF CONTENTS

Section                                                                                                                         Page
-------                                                                                                                         ----
1.  Purchase and Sale of the Shares...........................................................................................     1
    1.01  Purchase of the Shares from the Stockholders........................................................................     1
    1.02  Further Assurances..................................................................................................     1
    1.03  Purchase Price for the Shares.......................................................................................     2
    1.04  Additional Consideration............................................................................................     2
    1.05  Stockholders' Representative........................................................................................     7

2.  Representations of the Stockholders Regarding the Shares..................................................................     8

3.  Representations of the Stockholders and the Company Regarding the Company.................................................     9
    3.01  Organization........................................................................................................    10
    3.02  Capitalization of the Company.......................................................................................    10
    3.03  Subsidiaries........................................................................................................    10
    3.04  Authorization.......................................................................................................    10
    3.05  Financial Statements................................................................................................    11
    3.06  Absence of Undisclosed Liabilities..................................................................................    11
    3.07  Litigation..........................................................................................................    11
    3.08  Insurance...........................................................................................................    12
    3.09  Personal Property...................................................................................................    12
    3.10  Intellectual Property...............................................................................................    12
    3.11  Leases..............................................................................................................    15
    3.12  Real Estate.........................................................................................................    15
    3.13  Tangible Assets.....................................................................................................    15
    3.14  Inventory...........................................................................................................    15
    3.15  Accounts Receivable.................................................................................................    15
    3.16  Tax Matters.........................................................................................................    15
    3.17  Books and Records...................................................................................................    17
    3.18  Contracts and Commitments...........................................................................................    17
    3.19  Compliance with Agreements and Laws.................................................................................    19
    3.20  Employee Relations..................................................................................................    19
    3.21  Employee Plans......................................................................................................    20
    3.22  Absence of Certain Changes or Events................................................................................    20
    3.23  Customers...........................................................................................................    22
    3.24  Prepayments and Deposits............................................................................................    22
    3.25  Indebtedness to and from Officers, Directors and Stockholders.......................................................    22
    3.26  Banking Facilities..................................................................................................    22
    3.27  Powers of Attorney and Suretyships..................................................................................    22
    3.28  Conflicts of Interest...............................................................................................    22
    3.29  Regulatory Approvals................................................................................................    23
    3.30  Disclosure..........................................................................................................    23

4.  Representations of the Buyer..............................................................................................    23

5.  Intentionally Omitted.....................................................................................................    24

6.  Conditions to Obligations of the Buyer....................................................................................   24
    6.01  Continued Truth of Representations and Warranties of the Stockholders and the Company;
    Compliance with Covenants and Obligations; Absence of Adverse Change......................................................   24
    6.02  Governmental Approvals..............................................................................................   24
    6.03  Consents and Acknowledgments........................................................................................   24
    6.04  Adverse Proceedings.................................................................................................   25
    6.05  Certain Approvals...................................................................................................   25
    6.06  Opinion of Counsel..................................................................................................   25
    6.07  Schedule SH.........................................................................................................   25
    6.08  Cash Available for Working Capital Purposes.........................................................................   25
    6.09  Repayment of Indebtedness...........................................................................................   25
    6.10  Trade Payables......................................................................................................   26
    6.11  Closing Deliveries..................................................................................................   26

7.  Conditions to Obligations of the Stockholders.............................................................................   26
    7.01  Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations...........   27
    7.02  Governmental Approvals..............................................................................................   27
    7.03  Adverse Proceedings.................................................................................................   27
    7.04  Closing Deliveries..................................................................................................   27

8.  Indemnification...........................................................................................................   27
    8.01  By the Stockholders and the Company.................................................................................   27
    8.02  Claims for Indemnification..........................................................................................   28
    8.03  Defense by the Stockholders.........................................................................................   28
    8.04  Payment of Indemnification Obligation...............................................................................   29
    8.05  Survival of Representations; Claims for Indemnification.............................................................   29
    8.06  Limitations.........................................................................................................   29

9.  Post-Closing Agreements...................................................................................................   29

10. Intentionally Omitted.....................................................................................................   34

11. Successors and Assigns....................................................................................................   34

12. Notices...................................................................................................................   34

13. Entire Agreement; Amendments; Attachments.................................................................................   36

14. Severability..............................................................................................................   36

15. Expenses..................................................................................................................   36

16. Governing Law.............................................................................................................   37

17. Section Headings..........................................................................................................   37

18.  Pronouns.................................................................................................................   37

19.  Counterparts.............................................................................................................   38


       Disclosure Schedule Furnished by the Stockholders and the Company:
       -----------------------------------------------------------------


Schedule 3.01   -   Organization
Schedule 3.02   -   Capitalization of the Company
Schedule 3.03   -   Subsidiaries
Schedule 3.04   -   Authorization
Schedule 3.05   -   Financial Statements
Schedule 3.06   -   Absence of Undisclosed Liabilities
Schedule 3.07   -   Litigation
Schedule 3.08   -   Insurance
Schedule 3.09   -   Personal Property
Schedule 3.10   -   Intellectual Property
Schedule 3.11   -   Leases
Schedule 3.12   -   Real Estate
Schedule 3.13   -   Tangible Assets
Schedule 3.14   -   Inventory
Schedule 3.15   -   Accounts Receivable
Schedule 3.16   -   Tax Matters
Schedule 3.17   -   Books and Records
Schedule 3.18   -   Contracts and Commitments
Schedule 3.19   -   Compliance with Agreements and Laws
Schedule 3.20   -   Employee Relations
Schedule 3.21   -   Employee Plans
Schedule 3.22   -   Absence of Certain Changes or Events
Schedule 3.23   -   Customers
Schedule 3.24   -   Prepayments and Deposits
Schedule 3.25   -   Indebtedness to and from Officers, Directors and
                    Stockholders
Schedule 3.26   -   Banking Facilities
Schedule 3.27   -   Powers of Attorney and Suretyships
Schedule 3.28   -   Conflicts of Interest
Schedule 3.29   -   Regulatory Approvals
Schedule 3.30   -   Disclosure

       Additional Schedule Furnished by the Company and the Stockholders
       -----------------------------------------------------------------

Schedule SH             -   Stockholders

                               Schedules Furnished by the Buyer
                               --------------------------------

Schedule 1.04(a)(ii)    -   Carrier Deal Entities
Schedule 9(a)(i)        -   Founders
Schedule 9(c)           -   Recruiters, Etc.

                                 Annexes to this Agreement
                                 -------------------------

Annex 6.06              -   Form of Opinion of Counsel to the Stockholders and
                            the Company
Annex 9(a)(vi)          -   Company Budget

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is made as of November 24, 2000 (the "Closing Date") among Switchboard Incorporated, a Delaware corporation (the "Buyer"), Envenue, Inc., a Delaware corporation (the "Company"), and the stockholders of the Company set forth on Schedule SH appended to this Agreement
                                         -----------
(each individually, a "Stockholder" and collectively, the "Stockholders"), who own in the aggregate all of the issued and outstanding capital stock of the Company. In addition to executing this Agreement as a Stockholder, Luke G. O'Brien is executing this Agreement for the purpose of acknowledging his agreement to serve as Stockholders' Representative (as defined in Section 1.05(a) of this Agreement) pursuant to the terms more fully set forth in this Agreement. The Buyer, the Company and the Stockholders are sometimes referred to in this Agreement each as a "Party" and collectively as the "Parties."

                             Preliminary Statement
                             ---------------------

     A. The Stockholders own of record and beneficially an aggregate of 2,523,289 of the issued and outstanding shares (collectively, the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), of the Company, which Shares, at the Closing (as defined in Section 1.01 of this Agreement) will in the aggregate represent all of the issued and outstanding shares of capital stock of the Company.

     B. The Buyer desires to purchase, and the Stockholders desire to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

                                   Agreement
                                   ---------

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby further agree as follows:

     1.   Purchase and Sale of the Shares.
          -------------------------------

          1.01 Purchase of the Shares from the Stockholders.  Subject to and
               --------------------------------------------
upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all of the Shares owned by such Stockholder, as set forth on Schedule SH appended to this
                                           -----------
Agreement ("Schedule SH"). At the Closing each Stockholder shall deliver to the Buyer certificates evidencing the Shares owned by such Stockholder duly endorsed in blank or with stock powers duly executed by such Stockholder.

          1.02 Further Assurances.  At any time and from time to time after the
               ------------------
Closing, at the Buyer's request and without further consideration, each of the Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares owned by such Stockholder, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

          1.03 Purchase Price for the Shares.
               -----------------------------

     (a) The aggregate purchase price (the "Purchase Price") to be paid by the Buyer for the Shares shall be Two Million Dollars ($2,000,000). The Purchase Price shall be payable in the manner described in Section 1.03(b) of this Agreement. None of the Purchase Price shall be delivered by the Buyer to the Stockholders at the Closing.

     (b) On or before the date 18 months subsequent to the Closing Date the Buyer shall deliver to each Stockholder the pro rata portion of the Purchase Price set forth beside such Stockholder's name on Schedule SH at its address set forth on Schedule SH. No interest shall be paid by the Buyer on the Purchase Price for the 18-month period set forth in the first sentence of this Section 1.03(b). Delivery by the Buyer to any Stockholder of such Stockholder's portion of the Purchase Price pursuant to this Section 1.03.(b) may be made by check or wire transfer to an account designated by such Stockholder. All amounts paid by the Buyer to the Stockholders pursuant to this Section 1.03 are subject to
Section 8.04 of this Agreement.

          1.04 Additional Consideration.  Subsequent to the Closing, the Buyer
               ------------------------
shall pay additional consideration as further described in this Section 1.04 ("Additional Consideration"). Notwithstanding anything to the contrary in this Agreement, in no event may the aggregate amount of any Additional Consideration paid by the Buyer pursuant to this Section 1.04 exceed Two Million Dollars ($2,000,000).

     (a) As used in this Agreement, the following terms shall have the following definitions:

          (i) "Calculation Period" means the period commencing on the Closing Date and ending on the date 18 months after the Closing Date.

          (ii) "Carrier Deal" means an agreement entered into between the Company and any of the entities set forth on Schedule 1.04(a)(ii) appended to
                                             --------------------
this Agreement that promotes the Product Directory through substantially all Internet-enabled telephones or other devices or means that subscribe to such entity's wireless Internet services, provided, that, if immediately prior to the
                                     --------  ----
release by such entity of a new version of browser or operating system, the above standard was met, but as a result of such release the Product Directory is no longer promoted on substantially all Internet-enabled telephones or other devices or means that subscribe to such entity's wireless Internet services, such standard shall continue to be deemed satisfied so long as the Company is using its best efforts to make the Product Directory available across the new browser or operating system. The Product Directory shall be deemed to be promoted, as contemplated by the preceding sentence, if navigational links to the Product Directory are embedded in interfaces appearing on the Internet-enabled telephones or other devices or means that subscribe to the applicable wireless Internet services, which navigational links are at least on par with navigational links to other services similar to or competing with the Product Directory; provided, that, such standard shall be deemed satisfied if the
           --------  ----
navigational links to the Product Directory are on the same card or page on such Internet-enabled telephones or other devices or means, as are navigational links to other services similar to or competing with the Product Directory.

          (iii) "Carrier Deal Target" means, during the Calculation Period, the Company shall have entered into five Carrier Deals, all of which remain in full force and effect as of the date 18 months after the Closing Date.

          (iv) "Company Plan" means the achievement of all of the Carrier Deal Target, the Gross Revenue Target and the Monthly Revenue Per Outlet Target.

          (v) "Gross Revenue" means the total revenue achieved by the Company minus all discounts offered by the Company. Gross Revenue shall include that portion of the revenue recognized by the Buyer under an agreement entered into by the Buyer under which the Buyer provides the Product Directory as a service, which portion of the revenue is attributable solely to the Product Directory based upon the generally applicable pricing terms for the Product Directory used by the Company at the time of such agreement (as represented in a price sheet provided by the Company to the applicable sales personnel of the Buyer).

          (vi) "Gross Revenue Target" means, during the Calculation Period, the Company shall have recognized Gross Revenue of Ten Million Dollars ($10,000,000).

          (vii) "Monthly Revenue Per Outlet" means the per month total revenue achieved by the Company attributable to any Outlet.

          (viii) "Monthly Revenue Per Outlet Target" means, as of the date 18 months after the Closing Date, either (A) 50% of all then-existing Outlets shall have entered into a binding written agreement with the Company for Monthly Revenue Per Outlet equal to a minimum of Ten Dollars ($10), (B) the Stockholders' Representative has provided the Buyer with verifiable evidence reasonably acceptable to the Buyer that Monthly Revenue Per Outlet for 50% of all then-existing Outlets has been at least Ten Dollars ($10) for a minimum period of six consecutive months or (C) the Stockholders' Representative has provided the Buyer with verifiable evidence reasonably acceptable to the Buyer that the arithmetic mean Monthly Revenue per Outlet of all then-existing Outlets has been at least Ten Dollars ($10) for a minimum of six consecutive months.

          (ix) "Outlet" means any individual retail establishment contributing data, either alone or collectively with similar retail establishments, to the Product Directory.

          (x) "Product Directory" means the Company's server-side computer application, or set of applications, that (x) allows the product-level content information of a retail establishment to be collected from a variety of sources,
(y) associates such product-level content information with the location information for such retail establishment and (z) is hosted in one or more consolidated repositories where it can be searched by the users of a range of Internet-enabled devices.

          (xi) "Targets" means the Carrier Deal Target, the Gross Revenue Target and the Monthly Revenue Per Outlet Target, collectively.

     (b) The payment by the Buyer of Additional Consideration, if any, will be based upon the achievement by the Company towards the Company Plan which will be evaluated based upon the following points system.

          (i) Notwithstanding anything in this Agreement to the contrary, the maximum of all points which can be earned is 100. The total points deemed earned for the Carrier Deal Target, the Gross Revenue Target and the Monthly Revenue Per Outlet Target shall be determined in accordance with the provisions of Sections 1.04(b)(ii), 1.04(b)(iii) and 1.04(b)(iv) of this Agreement; provided, that, the maximum Total Target Projection Overage (as defined in this
--------  ----
Section 1.04(b)(i)) which can be earned is ten points. The "Total Target Projection Overage" shall be the sum of (A) to the extent the points deemed earned pursuant to Section 1.04(b)(ii) of this Agreement exceed 25, the difference of such points minus 25, (B) to the extent the points deemed earned pursuant to Section 1.04(b)(iii) of this Agreement exceed 50, the difference of such points minus 50 plus (C) to the extent the points deemed earned pursuant to
Section 1.04(b)(iv) of this Agreement exceed 25, the difference of such points minus 25.

          (ii) Subject to Section 1.04(b)(i) of this Agreement and subject to a maximum deemed points earned of 27.5, the number of points deemed earned based upon the Company's achievement with respect to the Carrier Deal Target will equal the product of (A) 25 multiplied by (B) the quotient of (I) the number of Carrier Deals entered into by the Company during the Calculation Period which remain in full force and effect as of the date 18 months subsequent to the Closing Date divided by (II) five. Solely for purposes of illustration:

          . if the Company enters into 2 Carrier Deals during the Calculation Period, ten points will be deemed earned: [25 * (2/5) = 10];

          . if the Company enters into 5 Carrier Deals during the Calculation Period, 25 points will be deemed earned: [25 * (5/5) = 25]; and

          . if the Company enters into 6 Carrier Deals during the Calculation Period, 27.5 points will be deemed earned: [25 * (6/5) = 30. However, the number of points deemed earned may not exceed 27.5. In addition, these 27.5 points remain subject to the maximum aggregate 100 point limitation and the ten point maximum Total Target Projection Overage set forth in Section 1.04(b)(i) of this Agreement.]

          (iii) Subject to Section 1.04(b)(i) of this Agreement and subject to a maximum deemed points earned of 60, the number of points deemed earned based upon the Company's achievement with respect to the Gross Revenue Target will equal the product of (A) 50 multiplied by (B) the quotient of (I) the Gross Revenue actually achieved by the Company during the Calculation Period divided by (II) Ten Million Dollars ($10,000,000). Solely for purposes of illustration:

          . if the Company achieves Five Million Dollars in Gross Revenue during the Calculation Period, 25 points will be deemed earned:
               [50 * ($5,000,000/$10,000,000) = 25];

          . if the Company achieves Ten Million Dollars in Gross Revenue during the Calculation Period, 50 points will be deemed earned:
               [50 * ($10,000,000/$10,000,000) = 50];

          . if the Company achieves Ten Million Five Hundred Thousand Dollars in Gross Revenue during the Calculation Period, 52.5 points will be deemed earned: [50 * ($10,500,000/$10,000,000) = 52.5. Note that these 52.5 points remain subject to the maximum aggregate 100 point limitation and the ten point maximum Total Target Projection Overage set forth in Section 1.04(b)(i) of this Agreement.]; and

          . if the Company achieves Fourteen Million Dollars in Gross Revenue during the Calculation Period, 60 points will be deemed earned:
               [50 * ($14,000,000/$10,000,000) = 70. However, the number of points deemed earned may not exceed 60. In addition, these 60 points remain subject to the maximum aggregate 100 point limitation and the ten point maximum Total Target Projection Overage set forth in Section 1.04(b)(i) of this Agreement.]

          (iv) Subject to Section 1.04(b)(i) of this Agreement and subject to a maximum deemed points earned of 27.5, the number of points deemed earned based upon the Company's achievement with respect to the Monthly Revenue Per Outlet Target will equal the product of (A) 25 multiplied by (B) the quotient of (I) the higher of the percentage of Outlets who satisfy the criteria set forth in clause (A) or clause (B) of Section 1.04(a)(viii) of this Agreement (the "Higher Outlet Percentage") divided by (II) 50%; provided, that, if satisfaction of the
                                         --------  ----
Monthly Revenue Per Outlet Target is by means of compliance with Section 1.04(a)(viii)(C) of this Agreement, the number of points deemed earned based upon the Company's achievement with respect to the Monthly Revenue Per Outlet Target will equal 25. Solely for purposes of illustration:

          . if the Higher Outlet Percentage is 40%, 20 points will be deemed earned: [25 * (40%/50%) = 20];

          . if the Higher Outlet Percentage is 50%, 25 points will be deemed earned: [25 * (50%/50%) = 25];

          . if the Higher Outlet Percentage is 52%, 26 points will be deemed earned: [25 * (52%/50%) = 26. Note that these 26 points remain subject to the maximum aggregate 100 point limitation and the ten point maximum Total Target Projection Overage set forth in
               Section 1.04(b)(i) of this Agreement.]; and

          . if the Higher Outlet Percentage is 80%, 27.5 points will be deemed earned: [25 * (80%/50%) = 40. However, the number of points deemed earned may not exceed 27.5. In addition, these 27.5 points remain subject to the maximum aggregate 100 point limitation and the ten point maximum Total Target Projection Overage set forth in Section 1.04(b)(i) of this Agreement.]

          (v) If the total points deemed earned pursuant to Sections 1.04(b)(i), 1.04(b)(ii), 1.04(b)(iii) and 1.04(b)(iv) of this Agreement is greater than 50 and is less than or equal to 100, the Additional Consideration to be paid by the Buyer pursuant to this Section 1.04 shall equal the product of
(A) Two Million Dollars multiplied by (B) the quotient of (I) such number of points divided by (II) 100. Solely for purposes of illustration:

          . if 77 total points are deemed earned pursuant to Sections 1.04(b)(i), 1.04(b)(ii), 1.04(b)(iii) and 1.04(b)(iv) of this
               Agreement, the Additional Consideration to be paid by the Buyer pursuant to this Section 1.04 shall equal One Million Five Hundred Forty Thousand Dollars: [$2,000,000 * (77/100) = $1,540,000]; and

          . if 100 total points are deemed earned pursuant to Sections 1.04(b)(i), 1.04(b)(ii), 1.04(b)(iii) and 1.04(b)(iv) of this
               Agreement, the Additional Consideration to be paid by the Buyer pursuant to this Section 1.04 shall equal Two Million Dollars:
               [$2,000,000 * (100/100) = $2,000,000.]

          (vi) If the total points deemed earned pursuant to Sections 1.04(b)(i), 1.04(b)(ii), 1.04(b)(iii) and 1.04(b)(iv) of this Agreement is greater than 25 and is less than or equal to 50, the Additional Consideration to be paid by the Buyer pursuant to this Section 1.04 shall equal the product of
(A) One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars multiplied by (B) the quotient of (I) such number of points divided by
(II) 100.  Solely for purposes of illustration:

          . if 40 total points are deemed earned pursuant to Sections 1.04(b)(i), 1.04(b)(ii), 1.04(b)(iii) and 1.04(b)(iv) of this
               Agreement, the Additional Consideration to be paid by the Buyer pursuant to this Section 1.04 shall equal Five Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Twenty
               Cents: [$1,333,333 * (40/100) = $533,333.20]; and

          . if 50 total points are deemed earned pursuant to Sections 1.04(b)(i), 1.04(b)(ii), 1.04(b)(iii) and 1.04(b)(iv) of this
               Agreement, the Additional Consideration to be paid by the Buyer pursuant to this Section 1.04 shall equal Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and Fifty Cents:
               [$1,333,333 * (50/100) = $666,666.50].

          (vii) If the total points deemed earned pursuant to Sections 1.04(b)(i), 1.04(b)(ii), 1.04(b)(iii) and 1.04(b)(iv) of this Agreement is equal to or less than 25, then no Additional Consideration shall be paid by the Buyer pursuant to this Section 1.04.

     (c)  The Additional Consideration to be paid by the Buyer pursuant to this
Section 1.04, if any, shall be delivered by the Buyer on or before the date 45 calendar days subsequent to the date 18 months after the Closing Date. The Buyer shall deliver to each Stockholder at its address set forth on Schedule SH such Stockholder's pro rata portion of such Additional Consideration set forth beside each Stockholder's name on Schedule SH. No interest shall be paid by the Buyer on any Additional Consideration due to the Stockholders pursuant to this
Section 1.04(c) for the 18-month plus 45-day period set forth in the first sentence of this Section

1.04(c). Delivery by the Buyer to any Stockholder of such Stockholder's portion of any Additional Consideration pursuant to this Section 1.04(c) may be made by check or wire transfer to an account designated by such Stockholder. All amounts paid by the Buyer to the Stockholders pursuant to this Section 1.04 are subject to Section 8.04 of this Agreement.

     (d) The calculation of the Targets shall be performed using United States generally accepted accounting principles ("GAAP") applied consistently with the Buyer's past practices and shall be derived from the financial statements of the Buyer and the Company for the relevant periods, as prepared by the Buyer, and from such other documentation reasonably acceptable to the Buyer; provided,
                                                                  --------
that, for purposes of calculating Gross Revenue, revenue shall be deemed to be
----
recognized upon the earlier to occur of (i) the time such revenue is recognized as otherwise set forth in this Section 1.04(d) and (ii) the time at which the Company has received a non-refundable payment, delivered the service associated with that payment and such service may not be cancelled pursuant to the terms of the agreement under which such service is rendered. Non-refundable payments received by the Company during the 30 days following the date 18 months subsequent to the Closing Date which are associated with services delivered by the Company during the 18/th/ month of the Calculation Period, which services may not be cancelled pursuant to the terms of the agreements under which such services are rendered, shall be deemed to satisfy the provisions of Section 1.04(d)(ii) of this Agreement.

          1.05 Stockholders' Representative.
               ----------------------------

     (a) The Stockholders hereby designate Luke G. O'Brien as their representative (the "Stockholders' Representative") in order to administer efficiently (i) the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, (ii) the defense and/or settlement of any claims for which the Stockholders may be required to indemnify the Buyer or the Company pursuant to Section 8 hereof and
(iii) any amendment to this Agreement.

     (b) The Stockholders hereby authorize the Stockholders' Representative (i) to take all action necessary in connection with the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Stockholders may be required to indemnify the Buyer or the Company pursuant to
Section 8 of this Agreement, (ii) to give and receive all notices required to be given under this Agreement on behalf of the Stockholders, (iii) to amend this Agreement on behalf of the Stockholders and (iv) to take any and all other action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement.

     (c) In the event that the Stockholders' Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Stockholders holding, immediately prior to the Closing, a majority of the Shares as set forth on Schedule SH shall select another representative to fill such vacancy and shall immediately provide written notice to the Buyer thereof. Such substituted representative shall be deemed to be the Stockholders' Representative for all purposes of this Agreement.

     (d) All decisions and actions by the Stockholders' Representative, including, without limitation, any agreement between the Stockholders' Representative and the Buyer relating to the defense or settlement of any claims for which the Stockholders may be required to indemnify the Buyer and/or the Company pursuant to Section 8 hereof, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

     (e)  By their execution of this Agreement, the Stockholders agree that:

          (i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Stockholders' Representative as to the settlement of any claims for indemnification by the Buyer or the Company pursuant to Section 8 of this Agreement or any other actions required or permitted to be taken by the Stockholders' Representative hereunder, and no Party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Stockholders' Representative;

          (ii) all actions, decisions and instructions of the Stockholders' Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders' Representative for any action taken, decision made or instruction given by the Stockholders' Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders' Representative;

          (iii) the provisions of this Section 1.05 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

          (iv) remedies available at law for any breach of the provisions of this Section 1.05 are inadequate; therefore, the Buyer and the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Buyer or the Company brings an action to enforce the provisions of this Section 1.05; and

          (v) the provisions of this Section 1.05 shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

     (f) By his execution of this Agreement, Luke G. O'Brien agrees to serve as Stockholders' Representative pursuant to the terms more fully set forth in this Agreement.

     (g) All fees and expenses incurred by the Stockholders' Representative shall be paid by the Stockholders in proportion to their ownership of Shares as set forth on Schedule SH.

     2.   Representations of the Stockholders Regarding the Shares.
          --------------------------------------------------------

          Each Stockholder severally represents and warrants to the Buyer as follows:

     (a) such Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by such Stockholder pursuant to this Agreement, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Schedule SH sets forth a true and correct description of all Shares owned by such Stockholder;

     (b) such Stockholder has the full right, power and authority to enter into this Agreement and the other agreements contemplated by this Agreement to which it is a party and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by such Stockholder under this Agreement and, upon consummation of the purchase contemplated by this Agreement, the Buyer will acquire from such Stockholder good and valid title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever;

     (c) such Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery by such Stockholder of this Agreement or any other agreement contemplated by this Agreement to which such Stockholder is a party or the transfer, conveyance and sale of the Shares to be sold by such Stockholder to the Buyer pursuant to the terms of this Agreement;

     (d) no finder, broker, investment banker or the like (an "Intermediary") has acted for such Stockholder in connection with this Agreement or the transactions contemplated by this Agreement, and no Intermediary is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Stockholder; and

     (e) such Stockholder does not hold shares that are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Stockholder of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income by such Stockholder with respect to which the Buyer or the Company would be required to deduct or withhold any Tax (as defined in Section 3.16(p) of this Agreement).

     3.   Representations of the Stockholders and the Company Regarding the
          -----------------------------------------------------------------
Company.
-------

          Each of the Stockholders and the Company severally represents and warrants to the Buyer that the statements contained in this Section 3 are true and correct, except as set forth in the disclosure schedule furnished to the Buyer by the Stockholders and the Company on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosures in any paragraph of the Disclosure Schedule shall be deemed disclosed for and to qualify both (i) the corresponding paragraph of this
Section 3 and (ii) any other paragraph of this Section 3 to the extent a reasonable person would determine that the disclosure contained in such paragraph of the Disclosure Schedule could qualify or otherwise apply to other paragraphs of this Section 3, notwithstanding the absence of a specific cross-reference. For purposes of this Section 3, the phrase "to the knowledge of" any person (or entity) or any phrase of similar import shall be deemed to refer to the actual knowledge of such person (and the actual knowledge of the officers of such entity), as well as any other knowledge which such person (or such officers) would have possessed had he made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.

     3.01 Organization.  The Company is a corporation duly organized, validly
          ------------
existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the other agreements contemplated by this Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the certificate of incorporation and bylaws of the Company, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     3.02 Capitalization of the Company.
          -----------------------------

          The Company's authorized capital stock consists of 5,000,000 shares of Common Stock, of which 2,523,289 shares are issued and outstanding and held of record and beneficially by the Stockholders as set forth on Schedule SH. All of such issued and outstanding shares of Common Stock have been, and on the Closing Date all of such issued and outstanding shares of Common Stock will be, duly and validly issued and are, or will be on such date, fully paid and non-assessable. There are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such stock or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. No issued shares of Common Stock are held in the treasury of the Company.

     3.03 Subsidiaries.  The Company has no Subsidiaries. As used in this
          ------------
Agreement, the term "Subsidiary" means a corporation, partnership, limited liability company, joint venture or other entity in which the Company has, directly or indirectly, (i) the right to appoint or name the management, or (ii) an ownership interest in 50% or more of all equity interests therein.

     3.04 Authorization. The execution and delivery by the Company of this
          -------------
Agreement and the other agreements to which it is a party and which are referenced in this Agreement or any schedule annexed to this Agreement, and the consummation by the Company of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate action. This Agreement and such other agreements have been duly executed by the Company and the Stockholders party thereto. This Agreement and all such other agreements constitute the valid and legally binding obligations of the Company and the Stockholders party thereto, enforceable against them in accordance with their respective terms. The execution, delivery and performance by the Company and the Stockholders of this Agreement and such other agreements, and the consummation by the Company and the Stockholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company or any of the Stockholders; (b) violate the provisions of the certificate of incorporation or bylaws of the Company, each as amended to date; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company or any of the Stockholders pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company or any of the Stockholders is a party or by which the Company, any of the Stockholders or any of their respective properties is or may be bound. Schedule 3.04 of the Disclosure Schedule sets forth a true, correct and
        -------------
complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

          3.05 Financial Statements.
               --------------------

     (a) The Stockholders have previously delivered to the Buyer the balance sheet of the Company as of October 31, 2000 (the "Balance Sheet") and the related statements of operations, shareholders' equity and cash flows of the Company for the period commencing at the inception of the Company and ending on October 31, 2000 (collectively with the Balance Sheet, the "Financial Statements"). The date of the Balance Sheet is hereinafter referred to as the "Balance Sheet Date."

     (b) The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Company and the results of operations of the Company's business for the periods indicated.

          3.06 Absence of Undisclosed Liabilities.  Except as and to the extent
               ----------------------------------
(a) reflected and reserved against in the Balance Sheet or (b) incurred in the ordinary course of business and consistent with past practice (the "Ordinary Course of Business") after the Balance Sheet Date and not material in amount, either individually or in the aggregate, the Company has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company. For purposes of this Section 3.06, "material" means any amount in excess of $10,000.

          3.07 Litigation.  There is no action, suit or proceeding to which the
               ----------
Company is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Stockholders and the Company, threatened before any court or governmental agency, authority, body or arbitrator and, to the knowledge of the Stockholders and the Company, there is no basis for any such action, suit or proceeding. Neither the Company nor, to the knowledge of the Stockholders and the Company, any officer, director or employee of the Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company. There is not in existence any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties.

          3.08 Insurance.  The Company does not maintain any fire, theft,
               ---------
casualty, general liability, workers compensation, life, business interruption, environmental impairment, product liability, automobile or other insurance policies (collectively, the "Insurance Policies").

          3.09 Personal Property.  Schedule 3.09 of the Disclosure Schedule sets
               -----------------   -------------
forth (i) a true, correct and complete list of all items of tangible personal property owned by the Company having either a net book value per unit or an estimated fair market value per unit in excess of $1,000; or not owned by the Company but in the possession of or used or useful in the business of the Company and having rental payments therefor in excess of $500 per month or $6,000 per year (collectively, the "Personal Property"); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company and the circumstances under which such Property is used. The Company has good and marketable title to each item of Personal Property that is not rental property, and all Personal Property that is not rental property is, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due. No officer, director, stockholder or employee of the Company, nor any spouse, child or other relative or affiliate (as such term is defined in the Securities Act and the rules and regulations promulgated thereunder, an "Affiliate") thereof, owns directly or indirectly, in whole or in part, any of the Personal Property. Each item of Personal Property not owned by the Company is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company and the owner or lessor thereof, the obligations of the Company to such owner or lessor will be discharged. The Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by the Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property. The Company owns or otherwise has the right to use all of the Personal Property now used or useful in the operation of its business or the use of which is necessary for or useful in the performance of any material contract, letter of intent or proposal to which it is a party.

          3.10 Intellectual Property.
               ---------------------

     (a) The Company owns or has the right to use all Intellectual Property (as defined in this Section 3.10) used in the operation of its business or necessary for the operation of its business as presently conducted. Each item of Intellectual Property will be transferred to the Buyer at the Closing, and each such item of Intellectual Property available for use by the Company will be available for use by the Buyer on identical terms and conditions immediately following the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Intellectual Property owned or used by the Company, and, to the knowledge of the Stockholders and the Company, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property.

     (b) None of the Intellectual Property infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property rights of any other person or entity. The Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the knowledge of the Stockholders and the Company, there is no basis for any such complaint, claim or notice.

     (c)  Schedule 3.10(c) of the Disclosure Schedule identifies, with respect
          ----------------
to the business of the Company, each (i) trademark, copyright and patent registration, (ii) pending trademark, copyright and patent application and (iii) license or other agreement pursuant to which the Company has granted any rights to any third party with respect to any of its Intellectual Property. The Company has delivered to the Buyer correct and complete copies of all such patent, trademark and copyright registrations and applications (as amended to date) and such licenses and agreements (as amended to date) and have specifically identified and made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. With respect to each item of Intellectual Property that the Company owns:

          (i) the Company possesses all right, title and interest in and to such item;

          (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

          (iii) the Company has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

     (d) Except for commercially available software subject to standard "shrinkwrap" licenses, Schedule 3.10(d) identifies each item of Intellectual
                       ----------------
Property used in the operation of the business of the Company at any time during the period covered by the Financial Statements, or that the Company plans to use in connection with the business of the Company in the future, that is owned by a party other than the Company. The Company has supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which the Company uses such Intellectual Property, all of which are listed on Schedule 3.18 and Schedule 3.10 of the Disclosure Schedule.
                    -------------     -------------
With respect to each such item of Intellectual Property:

          (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect;

          (ii) such license, sublicense or other agreement will continue to be legal, valid and binding, enforceable and in full force and effect upon and immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

          (iii) neither the Company nor, to the knowledge of the Stockholders, any other party to such license, sublicense or other agreement, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

          (iv) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction;

          (v) the Company has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item; and

          (vi) no license or other fee is payable upon any transfer or assignment of such license, sublicense or other agreement.

     (e)  Schedule 3.10(e) of the Disclosure Schedule accurately identifies and
          ----------------
describes in summary fashion the functions of all Software (as defined in this
Section 3.10) developed by the Company (the "Company Software") and identifies the nature of the rights therein of the Company. Schedule 3.10(e) identifies
                                                   ----------------
all computer programs, libraries, databases or other software not owned by the Company but embedded in or necessary for the use of the Company Software (the "Third-Party Software"). The documentation, manuals, flow charts or other materials to be transferred to the Buyer pursuant to this Agreement document in reasonable detail all of the functions of the Company Software and Third-Party Software and are sufficient and adequate to provide for their use by end users reasonably skilled in the use of computer software. The Company has not disclosed the source code for any of the Company Software or other confidential or proprietary information constituting, embodied in or pertaining to the Company Software to any person and has taken reasonable measures to prevent such disclosure, other than disclosure of such source code to employees or independent contractors engaged in the Company's business, in each case pursuant to valid and binding nondisclosure agreements with such persons or entities which are in full force and effect. All of the Company Software has been created by regular employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who, in either case, have executed agreements maintaining the confidentiality of the Company Software and expressly assigning, in the case of such regular employees and such independent contractors, all such regular employees and such independent contractors' right, title and interest in the Company Software to the Company. The Company has not distributed the Company Software or Third-Party Software except pursuant to and in compliance with the Contracts (as defined in Section
3.18 of this Agreement). No licensees are permitted to distribute the Company Software except pursuant to a valid written sublicense agreement, a form of which has been provided to the Buyer. No third party may legally use the Company Software except pursuant to a written license agreement, a form of which has been provided to the Buyer or a sublicense agreement, as described above.

     (f) "Intellectual Property" means, with respect to the business of the Company, all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names including, without limitation, "Envenue, Inc.", and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof (including moral rights); (iv) mask works and registrations and applications for registration thereof; (v) computer software, data and documentation; (vi) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (vii) tools and utilities and any related know-how employed or otherwise utilized by the Company; (viii) other proprietary rights relating to any of the foregoing and (ix) copies and tangible embodiments thereof.

     (g) "Software" means all copies of and media containing all source code, object code, flow charts, program descriptions, program listings, libraries, tools, utilities, databases, data, diagrams, diagnostics, alpha and beta versions and all related documentation and commentaries, owned, licensed or used by the Company in the conduct of the Company's business.

          3.11 Leases.  Schedule 3.11 of the Disclosure Schedule sets forth (a)
               ------   -------------
a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which the Company is a party (collectively, the "Leases"). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Stockholders or the Company to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. There has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Company is not obligated to pay any leasing or brokerage commission relating to any Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company.

          3.12 Real Estate.  The Company does not own any real property.
               -----------

          3.13 Tangible Assets.  The Company owns or leases all tangible assets
               ---------------
necessary for the conduct of its business as presently conducted.

          3.14 Inventory.  The Company has no inventory of raw materials or
               ---------
goods to be sold or licensed.

          3.15 Accounts Receivable.  Schedule 3.15 of the Disclosure Schedule
               -------------------   -------------
sets forth a true, correct and complete list of the accounts and notes receivable of the Company (the "Accounts Receivable"), including the aging thereof as of the Closing Date. All Accounts Receivable arose out of the sales of products or services in the ordinary course of business and are collectible in the face value thereof within 90 days after the date of invoice, using normal collection procedures.

          3.16 Tax Matters.
               -----------

     (a) The Company has filed all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company has paid all Taxes (as defined below) (whether or not shown on such Tax Returns) that were due and payable. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental agency or authority.

     (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception. To date, the federal income Tax Returns of the Company have not been audited by the Internal Revenue Service or any other government agency or authority. No examination or audit of any Tax Return of the Company by any governmental agency or authority is currently in progress or, to the knowledge of the Stockholders and the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.

     (c) The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

     (d)  The Company is not a "consenting corporation" within the meaning of
Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code.

     (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

     (f) The Company has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

     (g) None of the assets of the Company is property that is required to be treated as being owned by any other person pursuant to the provisions of former
Section 168(f)(8) of the Code.

     (h) None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (i) None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

     (j) The Company has not undergone a change in its method of accounting (and will not undergo a change as a result of the purchase of the Shares by the Buyer) resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code.

     (k) At all times since its inception, the Company has been taxed for United States federal income tax purposes under Subchapter C of the Code, and the Company has not at any time made an election under Section 1361 of the Code.

     (l) The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company is or was a member.

     (m) The Company has never participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

     (n) The Company has not used the installment method to defer any material liability for Taxes to any taxable period ending after the Closing Date. There is no limitation on the utilization by the Company of its net operating losses, built-in losses, tax credits or other similar items under Sections 382, 383, or 384 of the Code (other than any such limitation arising as a result of the consummation of the Share purchase as contemplated by this Agreement).

     (o) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code.

     (p) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States of America or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          3.17 Books and Records.  The general ledgers and books of account of
               -----------------
the Company, all federal, state and local income, franchise, property and other tax returns filed by the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

          3.18 Contracts and Commitments.
               -------------------------

     (a)  Schedule 3.18(a) of the Disclosure Schedule contains a true, complete
          ----------------
and correct list of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

          (i) all loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company or any of its property is bound;

          (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound;

          (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which (A) involve payments or receipts by the Company of more than $10,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company;

          (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

          (v) all agency, distributor, sales representative, franchise or similar agreements to which the Company is a party or by which the Company or any of its property is bound;

          (vi) all contracts, agreements or other understandings or arrangements between the Company (including, but not limited to, any Tax sharing arrangements) or between the Company and its Affiliates;

          (vii) all leases, whether operating, capital or otherwise, under which the Company is lessor or lessee;

          (viii) all contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous) with respect to the business of the Company;

          (ix) all contracts, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Company;

          (x) all contracts, agreements, licenses, commitments, purchase orders or other understandings relating to the business of the Company to which the Company is a party obligated to or pursuant to which the Company (A) is otherwise obligated to perform maintenance services for (I) a period in excess of one year subsequent to the Closing Date or (II) nominal or no consideration or (B) has licensed its products for nominal or no consideration; and

          (xi) any other material agreements or contracts entered into by the Company.

     (b) Each Contract is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and none of the Stockholders or the Company has any knowledge that any Contract is not a valid and binding agreement of the other parties thereto. The Company has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Company on its part prior to the date of this Agreement, and none of the Stockholders or the Company has reason to believe that the Company will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date of this Agreement. The Company is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto. To the knowledge of the Stockholders and the Company, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto. There are not and, since the Company's inception, have not been, any claims of a non-routine nature relating to the Company by customers of the Company under any warranties, whether express or implied. The Company is not restricted by any Contract from carrying on its business anywhere in the world. The Company has no written or oral contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

     (c) True, correct and complete copies of all Contracts have previously been delivered by the Company or the Stockholders to the Buyer.

          3.19 Compliance with Agreements and Laws.
               -----------------------------------

     (a) The Company has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits"). Schedule 3.19 of the Disclosure Schedule
                                       -------------
sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Company or the Stockholders to the Buyer. The Company is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties. The business of the Company as conducted since January 1, 1992 has not violated, and on the date hereof does not violate any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties business or prospects of the Company. The Company has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise since January 1, 1992 of any such violation or noncompliance.

     (b) The Company is not in violation of any federal, state, county or municipal authority law, ruling, order, decree, regulation, permit, or other environmental or hazardous waste requirement applicable to the Company relating to health, safety, pollution, hazardous waste, environmental or other similar matters.

     (c) For purposes of this Section 3.19, "hazardous waste" means "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S)6921 et. seq., and the regulations adopted pursuant thereto.

          3.20 Employee Relations.
               ------------------

     (a) The Company is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages, unemployment Taxes or social security Taxes.

     (b) None of the employees of the Company is represented by any labor union. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency. There is no pending labor strike or other material labor trouble affecting the Company (including, without limitation, any organizational drive). There is no material labor grievance pending against the Company. There is no pending representation question respecting the employees of the Company. There are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party, or to the knowledge of the Stockholders and the Company any basis for which a claim may be made under any collective bargaining agreement to which the Company is a party. The Company has no continuing obligation for health, life, medical insurance or other similar fringe benefits to any former employee of the Company.

     (c)  Schedule 3.20(c) sets forth a true, correct and complete list of the
          ----------------
current payroll of the Company, including the job descriptions and salary or wage rates of each of their employees, showing separately the maximum amounts paid or payable as salary and bonus payments for the period commencing at the Company's inception and ending on the date of this Agreement and the projected maximum amounts paid and payable as salary and bonus payments for the fiscal year ending December 31, 2000.

     (d) For purposes of this Section 3.20, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the business of the Company.

          3.21 Employee Plans.  All of the pension, benefit, profit sharing,
               --------------
stock, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance or separation pay, change in control or other similar plans, programs and agreements, whether reduced to writing or not, relating to the employees engaged in the business and operations of the Company, or maintained at any time by the Company with respect to such employees (the "Employee Plans"), are in compliance, in all material respects, and the Company has taken all actions with respect to such Employee Plans required to comply, and not taken any actions which are not in compliance, with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, and the Code, applicable to the Employee Plans.

          3.22 Absence of Certain Changes or Events.
               ------------------------------------

     (a) Since the Balance Sheet Date, the Company has not entered into any transaction which is not in the Ordinary Course of Business, and, without limiting the generality of the foregoing, the Company has not:

          (i) incurred any material obligation or liability for borrowed money;

          (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Balance Sheet;

          (iii) mortgaged, pledged or subjected to lien, charge or other encumbrance any of its properties or assets;

          (iv) sold or purchased, assigned or transferred any of its tangible assets or canceled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

          (v) made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

          (vi) suffered any losses of personal or real property, whether insured or uninsured, and whether or not in the control of the Company, as the case may be, in excess of $10,000 in the aggregate, or waived any rights of any value;

          (vii) authorized any declaration or payment of dividends by the Company which is not wholly owned by the Company, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever by the Company to any of its stockholders with respect to any shares of their capital stock;

          (viii) authorized or issued recall notices for any of its products or initiated any safety investigations;

          (ix) received notice of any litigation, warranty claim or products liability claims;

          (x) made any material change in the terms, status or funding condition of any Employee Plan;

          (xi) engaged any new employee for a salary in excess of $25,000 per annum;

          (xii) made, or committed to make, any changes in the compensation payable to any officer, director, employee or agent of the Company, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents;

          (xiii) incurred any capital expenditure in excess of $5,000 in any instance or $10,000 in the aggregate;

          (xiv) made any material alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected; or

          (xv) suffered any material adverse change in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company.

     (b) None of the Stockholders and the Company have knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the business, properties, assets, condition (financial or otherwise) or prospects of the Company.

          3.23 Customers.  Schedule 3.23 of the Disclosure Schedule sets forth a
               ---------   -------------
true, correct and complete list of the names and addresses of each customer of the Company which accounted for more than 1% of the revenues of the Company for the period commencing at the Company's inception and ending on the Balance Sheet Date. The Company has good customer relations and none of the customers of the Company has notified the Company that it intends to discontinue its relationship with the Company.

          3.24 Prepayments and Deposits.  Schedule 3.24 of the Disclosure
               ------------------------   -------------
Schedule sets forth all prepayments and deposits, which have been received by the Company as of the date hereof, from customers for products to be shipped, or services to be performed, after the Closing Date.

          3.25 Indebtedness to and from Officers, Directors and Stockholders.
               -------------------------------------------------------------
The Company is not indebted, directly or indirectly, to any person who is an officer, director or stockholder of the Company or any Affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Financial Statements, and no such officer, director, stockholder or Affiliate is indebted to the Company except for advances made to employees of the Company in the Ordinary Course of Business to meet reimbursable business expenses anticipated to be incurred by such obligor.

          3.26 Banking Facilities.  Schedule 3.26 of the Disclosure Schedule
               ------------------   -------------
sets forth a true, correct and complete list of:

     (a) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and

     (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

          3.27 Powers of Attorney and Suretyships.  The Company has no general
               ----------------------------------
or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, limited liability company, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

          3.28 Conflicts of Interest.  No officer, director or stockholder of
               ---------------------
the Company nor, to the knowledge of the Stockholders and the Company, any Affiliate of any such person, now has or within the last three years had, either directly or indirectly:

     (a) an equity or debt interest in any corporation, partnership, limited liability company, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Company, or purchases or during such period purchased from the Company any goods or services, or otherwise does nor during such period did business with the Company; or

     (b) a beneficial interest in any contract, commitment or agreement to which the Company is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company.

          3.29  Regulatory Approvals. All consents, approvals, authorizations or
                --------------------
other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Stockholders and the Company of this Agreement or any other documents to be executed and delivered by the Stockholders or the Company in connection herewith are set forth on Schedule 3.29 of the Disclosure Schedule
                                     -------------
and have been, or prior to the Closing Date will be, obtained and satisfied.


          3.30  Disclosure.  The information concerning the Stockholders and the
                ----------
Company set forth in this Agreement, the Schedules and Annexes appended to this Agreement, the Disclosure Schedule and any document, statement or certificate furnished or to be furnished to the Buyer pursuant to this Agreement, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. The Stockholders and the Company have disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement, the Annexes appended hereto and the Disclosure Schedule. Copies of all documents heretofore or hereafter delivered or made available to the Buyer pursuant to this Agreement were or will be complete and accurate copies of such documents.

       4. Representations of the Buyer
          ----------------------------

          The Buyer represents and warrants to each Stockholder as follows:

      (a) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted;

      (b) the Buyer has full power to execute and deliver this Agreement and the other agreements contemplated herein to which it is a party, and to consummate the transactions contemplated hereby and thereby;

      (c) the execution and delivery by the Buyer of this Agreement and the other agreements to which it is a party and which are referenced in this Agreement or any schedule annexed to this Agreement, and the consummation by the Buyer of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate action;

     (d) this Agreement and the other agreements to which the Buyer is a party and which are referenced in this Agreement or any schedule annexed to this Agreement have been duly executed by the Buyer;

     (e) this Agreement and the other agreements to which the Buyer is a party and which are referenced in this Agreement or any schedule annexed to this Agreement constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms; and

     (f) No Intermediary has acted for the Buyer in connection with this Agreement or the transactions contemplated by this Agreement, and no Intermediary is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Buyer.

       5. Intentionally Omitted
          ---------------------

       6. Conditions to Obligations of the Buyer
          --------------------------------------

          The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          6.01 Continued Truth of Representations and Warranties of the
               --------------------------------------------------------
Stockholders and the Company; Compliance with Covenants and Obligations; Absence
--------------------------------------------------------------------------------
of Adverse Change.  The representations and warranties of the Stockholders and
-----------------
the Company in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing
Date), except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Stockholders and the Company shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date. Since the Balance Sheet Date, there shall have been no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of the Company or the Company's business.

          6.02 Governmental Approvals.  All governmental agencies, department,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Stockholders or the Company of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions.

          6.03 Consents and Acknowledgments.  The Stockholders and the Company
               ----------------------------
shall have received to the Buyer's satisfaction all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Stockholders and the Company to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 3.04 of the Disclosure Schedule.
                   -------------

          6.04 Adverse Proceedings.  No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or to own or operate the business of the Company after the Closing.

          6.05 Certain Approvals.
               -----------------

     (a)  The Board of Directors of the Company and the Stockholders shall have:

          (i) approved this Agreement and the transactions contemplated hereby;

          (ii) ratified and approved as of their respective dates of issuance and/or grant, as the case may be, the issuances and grants by the Company of all of the Company's outstanding securities, consisting solely of (A) the Shares and
(B) any options to purchase Common Stock described in Schedule 3.02 of the
                                                      -------------
Disclosure Schedule ("Company Options"); and

          (iii) approved an amendment to Section 8 of the Company's 2000 Incentive and Non-Statutory Stock Option Plan clarifying that stock acquisitions of greater than 50% of the outstanding shares of Common Stock of the type contemplated by this Agreement constitute a "reorganization" for purposes of said Section (the "Plan Amendment").

     (b) All holders of Company Options prior to the approval and adoption of the Plan Amendment shall have consented to the Plan Amendment.

     (c) The Board of Directors of the Company shall have (i) cancelled all Company Options, effective as of the Closing, to the extent not then exercised and (ii) provided written notice to each holder of Company Options of such cancellation and the right to exercise such Company Options to the extent that the same are then exercisable.

          6.06 Opinion of Counsel.  The Buyer shall have received an opinion of
               ------------------
Foley, Hoag & Eliot LLP, counsel to the Founders and the Company dated as of the Closing Date, in the form appended hereto as Annex 6.06, and as to such other
                                             ----------
matters as may be reasonably requested by the Buyer or its counsel.

          6.07 Schedule SH.  As of the Closing, Schedule SH, as appended to this
               -----------
Agreement on the date hereof, shall accurately describe all of the issued and outstanding securities of the Company, all rights to acquire any such securities and all commitments of any kind for the issuance of securities of the Company.

          6.08 Cash Available for Working Capital Purposes.  On the Closing
               -------------------------------------------
Date, the Company will have available cash for working capital purposes of not less than $4,000.

          6.09 Repayment of Indebtedness.  On the Closing Date, the Company
               -------------------------
shall have no long-term indebtedness, and the aggregate amount of short-term indebtedness of the Company shall not exceed $50,000.

          6.10 Trade Payables.  On the Closing Date, the Company will not have
               --------------
obligations, in excess of $50,000 in the aggregate, to suppliers and vendors of goods and services and other trade creditors which have been outstanding for more than 30 days.

          6.11 Closing Deliveries.  The Buyer shall have received at or prior to
               ------------------
the Closing such documents, instruments or certificates from the Stockholders and/or the Company as the Buyer may reasonably request including, without limitation:

     (a) the stock certificates representing the Shares duly endorsed in accordance with Section 1.01 of this Agreement;

     (b) a balance sheet of the Company as of the Closing Date prepared in accordance with the Company's past practice and certified by either the Company's President or Chief Financial Officer which fairly presents, as of the Closing Date, the financial condition, retained earnings, assets and liabilities of the Company;

     (c) such certificates of the Company's officers and of the Stockholders and such other documents evidencing satisfaction of the conditions specified in this Section 6 as the Buyer shall reasonably request;

     (d) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including Tax) of the Company in Delaware;

     (e) a certificate of the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.01 of this Agreement;

     (f) certificates of appropriate governmental officials in each state in which the Company is required to qualify to do business as a foreign corporation as to the due qualification and good standing (including Tax) of the Company in each such jurisdiction;

     (g) written resignations of all members of the Company's Board of Directors;

     (h) the original corporate minute books of the Company and all corporate seals; and

     (i) if requested by the Buyer, (i) the Company will deliver to the Buyer and to the Internal Revenue Service notices that the Shares are not a "U.S. real property interest" in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) the Stockholders will deliver to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code.

       7. Conditions to Obligations of the Stockholders.
          ---------------------------------------------

          The obligations of the Stockholders under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Stockholders or the Stockholders' Representative:

          7.01 Continued Truth of Representations and Warranties of the Buyer;
               ---------------------------------------------------------------
Compliance with Covenants and Obligations.  The representations and warranties
-----------------------------------------
of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing
Date), except for any changes permitted by the terms hereof or consented to in writing by either the Stockholders or the Stockholders' Representative. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          7.02 Governmental Approvals.  All governmental agencies, departments,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

          7.03 Adverse Proceedings.  No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Stockholders to transfer the Shares.

          7.04 Closing Deliveries.  The Stockholders' Representative shall have
               ------------------
received at or prior to the Closing such documents, instruments or certificates as the Stockholders' Representative may reasonably request including, without limitation:

     (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 7 as the Stockholders' Representative shall reasonably request;

     (b) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the Buyer's certificate of incorporation and bylaws; and

     (c) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including Tax) of the Buyer in the State of Delaware.

     8.   Indemnification.
          ---------------

          8.01 By the Stockholders and the Company.  The Stockholders,
               -----------------------------------
severally, hereby indemnify and hold harmless the Buyer and the Company from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following:

     (a) any misrepresentation or breach of any representation or warranty made by any Stockholder, the Stockholders or the Company in this Agreement;

     (b) any breach of any covenant, agreement or obligation of any Stockholder, the Stockholders or the Company contained in this Agreement or any other agreement, certificate, instrument or document contemplated by this Agreement or any Schedule annexed to this Agreement; and

     (c) any misrepresentation contained in any statement, certificate or schedule furnished by any Stockholder, the Stockholders or the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

          8.02  Claims for Indemnification.  Whenever any claim shall arise for
                --------------------------
indemnification under this Section 8, the Buyer or the Company, as the case may be, seeking indemnification (the "Indemnified Party"), shall promptly notify the Stockholders' Representative of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Stockholders' Representative.

          8.03  Defense by the Stockholders.  In connection with any claim which
                ---------------------------
may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Stockholders' Representative, at the sole cost and expense of the Stockholders, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Stockholders' Representative acknowledges to the Indemnified Party in writing the obligation of the Stockholders to indemnify the Indemnified Party with respect to all elements of such claim. If the Stockholders' Representative assumes the defense of any such claim or legal proceeding, the Stockholders' Representative shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Stockholders shall take all steps necessary in the defense or settlement thereof. The Stockholders' Representative shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Stockholders' Representative does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and
(b) the Stockholders' Representative shall be entitled to participate in (but not control) the defense of such action, with their counsel and at their own expense. If the Stockholders or the Stockholders' Representative thereafter seek to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Stockholders or the Stockholders' Representative shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner.

          8.04 Payment of Indemnification Obligation.  Subject to the provisions
               -------------------------------------
of Section 8.06 of this Agreement, each of the Stockholders and the Buyer hereby agree that any claim for indemnification by the Buyer or the Company (a) shall be offset against any and all amounts payable by the Buyer (or an Affiliate thereof) or the Company (or an Affiliate thereof), as the case may be, to any Stockholder, including, without limitation, the Purchase Price and any Additional Consideration and (b) other than with respect to claims for indemnification which are based upon fraud, the offset set forth in the preceding clause (a) of this Section 8.05 shall be the Buyer's sole and exclusive remedy with respect to indemnification payments under this Section 8. To the extent that any claim for indemnification by the Buyer or the Company is offset pursuant to the first sentence of this Section 8.04, such offset shall be applied pro rata across all Stockholders as set forth on Schedule SH.

           8.05 Survival of Representations; Claims for Indemnification.  All
                -------------------------------------------------------
representations and warranties made by any Stockholder, the Stockholders and the Company in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of the Indemnified Party for a period of 18 months subsequent to the Closing Date. All such representations and warranties shall expire on the date 18 months subsequent to the Closing Date, except for claims, if any, (a) asserted in writing prior to such date 18 months subsequent to the Closing Date identified as a claim for indemnification pursuant to this Section 8 or (b) which are based upon fraud or breach of any representations or warranties contained in Sections 2 and 3.02 hereof, which shall survive the Closing and the consummation of the transactions contemplated hereby and continue indefinitely until finally resolved and satisfied in full.

           8.06 Limitations.  Notwithstanding anything to the contrary herein,
                -----------
the Stockholders shall have no obligation under this Section 8 to make any indemnity payment to the Buyer unless and until the aggregate Losses to the Buyer exceed $25,000 (at which point the Stockholders shall become liable for the aggregate Losses, and not just amounts in excess of $25,000). If the Closing occurs, the aggregate liability of the Stockholders for all indemnity payments to the Buyer under this Section 8 shall not exceed the amount of any and all Additional Consideration paid by the Buyer pursuant to Section 1.04 of this Agreement; provided, that, such aggregate liability limit shall be
                --------  ----
increased (up to a maximum of an additional Two Million Dollars ($2,000,000)) by the amount of all Losses experienced by the Buyer and by the Company in connection with matters which were known to any Stockholder or the Company and not adequately disclosed, in accordance with Section 3 of this Agreement, in the Disclosure Schedule, or which any Stockholder or the Company was reckless or grossly negligent in not knowing or which any Stockholder or the Company intentionally or fraudulently did not adequately disclose to the Buyer, in accordance with Section 3 of this Agreement, in the Disclosure Schedule or attempt to mitigate, ameliorate or otherwise remedy. Except in cases of fraud, the provisions of this Section 8 shall constitute the sole and exclusive remedy of the Buyer and the Company with respect to any claims for money damages arising under this Agreement.

       9.  Post-Closing Agreements.
           ------------------------

       (a) Operational Matters.

          (i) During the period (the "Operational Period") commencing on the Closing Date and ending on the earlier to occur of (y) the date 18 months subsequent to the Closing Date and (z) the cessation of employment by the Company of any of the persons set forth on Schedule 9(a)(i) appended to this
                                           ----------------
Agreement (the "Founders") for Cause (as defined in this Section 9(a)(i)) or voluntarily on the part of such Founder, the Buyer shall:

               (A) Permit the Founders generally to operate the Company, allowing the Founders control over revenues and expenses, and permit the Company to operate under a separate budget from the Buyer, all subject to reasonable oversight and approval by the Buyer; and

               (B) Provide up to Five Million Five Hundred Thousand Dollars ($5,500,000) (the "Buyer Funding") over the course of the Operational Period to fund the Company's operations, including, without limitation, business expenses, employee benefits, equipment costs and lease and facilities costs, which Buyer Funding shall include:

                   (I)  cash; and

                   (II) all costs and expenses associated with third party services provided to the Company through the Company's relationship with the Buyer, including, without limitation, costs and expenses associated with general and administrative services, insurance and telecommunications and other technology services, but specifically excluding co-location services provided by Exodus Communications to the extent that the Company secures dependable and reasonably appropriate co-location services from another party at a cost savings to the Company equal to at least 20% from the cost of the similar services otherwise to be provided to the Company by Exodus Communications under this
Section 9(a)(I)(B(II) (provided, that, securing such substitute co-location
                       --------  ----
services does not conflict with the Buyer's agreement with Exodus Communications or otherwise significantly compromise the Buyer's relationship with Exodus Communications).

             (C) Utilize up to 18% (the "Promotion Percentage") of the advertising and promotion which the Buyer uses pursuant to Section 2 of that certain Advertising and Promotion Agreement dated as of June 30, 1999 by and among CBS Corporation, Banyan Systems Incorporated and the Buyer (the "Advertising Agreement") towards the integrated promotion of the Product Directory under the Buyer's branded advertising. Product Directory promotion integrated into such advertising will be on par with other features and functionality promoted in such advertising. Creation and placement of such advertising will be (I) solely at the Buyer's discretion, (II) to the extent deemed appropriate by the Buyer and (III) as is otherwise consistent with the provisions of the Advertising Agreement (consistent with past practice between the Buyer and CBS Corporation). The Promotion Percentage shall be calculated based upon the cash value of the advertising and promotion, as determined in accordance with terms and provisions of the Advertising Agreement, which the Buyer actually uses pursuant to Section 2 of the Advertising Agreement; and

             (D) Use its best efforts, to the extent commercially reasonable, to integrate the Product Directory into all of the Buyer's existing products and sales operations.

For purposes of this Section 9(a), "Cause" shall mean, with respect to any
Founder: (1) conviction or pleading guilty (including a plea of nolo contendere) with respect to the commission of a felony, (2) acts of dishonesty or moral turpitude which are materially detrimental to the Buyer and/or its affiliates,
(3) failure of such Founder to obey the reasonable and lawful orders of the Buyer's Board of Directors or any executive officer of the Buyer after written demand that such Founder do so, (4) gross negligence by such Founder in the performance of, or willful disregard by such Founder of, such Founder's significant obligations to the Buyer or (5) the breach by such Founder of any of such Founder's obligations of confidentiality, nonsolicitation or noncompetition with respect to the Buyer or any of the Buyer's Affiliates.

          (ii) As soon after the Closing as is practicable, the Company will move its principal place of business from its present location to a new location within 25 miles of the Buyer's offices in Westboro, Massachusetts, which new location, the facilities thereat and the terms of the Company's lease thereof shall be consented to by the Buyer (which consent shall not be unreasonably withheld). Solely for the purpose of clarification, as with all other operational costs and expenses experienced by the Company during the Operational Period, all costs and expenses associated with such relocation along with all rent, build-out, furnishing, equipment and other costs and expenses related to such new facilities shall be funded by and out of the Buyer Funding.

          (iii) Notwithstanding anything in this Agreement to the contrary, if as of the date six months subsequent to the Closing Date the Company has not achieved all of the interim targets set forth in this Section 9(a)(iii) (collectively, the "Six Month Interim Targets"), the Buyer may at any time within 45 days of such date, at its option and in its sole discretion, provide written notice to the Stockholders' Representative that all of the Buyer's obligations pursuant to Section 9(a)(i) of this Agreement, including, without limitation, the Buyer's obligation to provide the Buyer Funding, shall be terminated effective as of the date six months subsequent to the Closing Date. Upon the delivery of such notice, all of the Buyer's obligations pursuant to
Section 9(a)(i) of this Agreement, including, without limitation, the Buyer's obligation to provide the Buyer Funding, shall terminate, effective as of the date six months subsequent to the Closing Date. The Six Month Interim Targets are as follows:

                (A)  Intentionally omitted.

                (B) During the period commencing on the Closing Date and ending on the date six months subsequent to the Closing Date, the Company shall have achieved Gross Revenue of at least Two Million Seven Hundred Thousand Dollars ($2,700,000); and

                (C) As of the date six months subsequent to the Closing Date, either (I) at least 10.8% of all then-existing Outlets shall have entered into a binding written agreement with the Company for Monthly Revenue Per Outlet equal to a minimum of Ten Dollars ($10), (II) the Stockholders' Representative has provided the Buyer with verifiable evidence reasonably acceptable to the Buyer that Monthly Revenue Per Outlet for at least 10.8% of all then-existing Outlets has been at least Ten Dollars ($10) for a minimum of six consecutive months or
(III) the Stockholders' Representative has provided the Buyer with verifiable evidence reasonably acceptable to the Buyer that the arithmetic mean Monthly Revenue Per Outlet of at least 21.6% of all then-existing Outlets has been at least Ten Dollars ($10) for a minimum of six consecutive months.

          (iv) Notwithstanding anything in this Agreement to the contrary, if as of the date 12 months subsequent to the Closing Date the Company has not achieved all of the interim targets set forth in this Section 9(a)(iv) (collectively, the "12 Month Interim Targets"), the Buyer may at any time within 45 days of such date, at its option and in its sole discretion, provide written notice to the Stockholders' Representative that all of the Buyer's obligations pursuant to Section 9(a)(i) of this Agreement, including, without limitation, the Buyer's obligation to provide the Buyer Funding, shall be terminated effective as of the date 12 months subsequent to the Closing Date. Upon the delivery of such notice, all of the Buyer's obligations pursuant to Section 9(a)(i) of this Agreement, including, without limitation, the Buyer's obligation to provide the Buyer Funding, shall terminate, effective as of the date 12 months subsequent to the Closing Date. The 12 Month Interim Targets are as follows:

               (A) The Company shall have entered into at least two Carrier Deals, all of which remain in full force and effect as of the date 12 months after the Closing Date and all of which will remain, pursuant to their respective terms, in full force and effect as of the date 12 months after the Closing Date;

               (B) During the period commencing on the Closing Date and ending on the date 12 months subsequent to the Closing Date, the Company shall have achieved Gross Revenue of at least Six Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($6,666,667); and

               (C) As of the date 12 months subsequent to the Closing Date, either (I) at least 26.6% of all then-existing Outlets shall have entered into a binding written agreement with the Company for Monthly Revenue Per Outlet equal to a minimum of Ten Dollars ($10), (II) the Stockholders' Representative has provided the Buyer with verifiable evidence reasonably acceptable to the Buyer that Monthly Revenue Per Outlet for at least 26.6% of all then-existing Outlets has been at least Ten Dollars ($10) for a minimum of six consecutive months or
(III) the Stockholders' Representative has provided the Buyer with verifiable evidence reasonably acceptable to the Buyer that the arithmetic mean Monthly Revenue Per Outlet of at least 53.4% of all then-existing Outlets has been at least Ten Dollars ($10) for a minimum of six consecutive months.

          (v) The Parties acknowledge and agree that the covenants contained in this Section 9(a) are designed to enable the Stockholders to have a fair opportunity to meet the goals set forth in Section 1.04 of this Agreement and earn the Additional Consideration. The Parties also acknowledge and agree that this Section 9(a) shall not be construed as giving any Stockholder (including any Founder) the right to continued employment or any other relationship with the Buyer or its Affiliates, or affecting the ability of any Stockholder (including any Founder), the Buyer or its Affiliates to terminate the employment or other relationship. The Buyer, on behalf of itself and its Affiliates, expressly reserves the right at any time to dismiss or otherwise terminate its employment or other relationship with any Stockholder (including any Founder) free from any liability or claim under this Section 9(a).

          (vi) As set forth in Section 9(a)(i)(A) of this Agreement, the Parties agree that during the Operational Period the Company shall operate under a separate budget from the Buyer, subject to reasonable oversight and approval by the Buyer. The Parties acknowledge that the amount of the Buyer Funding was determined in part by reference to the budget provided by the Company to the Buyer and appended to this Agreement as Annex 9(a)(vi) (the "Company Budget").
                                        --------------
Subject to Sections 9(a)(iii) and 9(a)(iv) of this Agreement, and without committing either the Buyer or the Company to a predetermined funding schedule for the Buyer Funding, the Parties (A) agree that the Buyer and the Company shall work together to develop a budget or budgets for the Company and (B) acknowledge that the Company Budget may represent a reasonable and fair model from which such budget(s) may be derived. Notwithstanding anything in this
Section 9(a)(vi) to the contrary, in no event shall the Buyer Funding exceed $5,500,000.

     (b)  Proprietary Information.
          -----------------------

          (i) Each of the Stockholders and each of their Affiliates shall hold in confidence and shall use their best efforts to have all officers, directors and personnel who continue after the Closing to be employed by any such Stockholder or any Affiliate thereof to hold in confidence all knowledge and information of a private, secret or confidential nature with respect to the business, business relationships or financial affairs of the Company and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Stockholders.

          (ii) If (A) the employment of an officer, director or other employee of a Stockholder or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of the Company has been disclosed, is terminated and (B) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Stockholders shall, upon request by the Buyer, take all reasonable steps at their expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by any such Stockholder in connection with any such enforcement or attempted enforcement shall be selected by such Stockholder, but shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

          (iii) Each Stockholder agrees that the remedy at law for any breach of this Section 9(b) would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 9(b).

     (c)  No Solicitation or Hiring of Former Employees. Except as provided by
          ---------------------------------------------
law, for a period of two years after the Closing Date (the "Non-Solicitation Period"), no Stockholder nor any Affiliate thereof shall directly or indirectly recruit, solicit or hire, as an employee, officer, director, consultant, advisor, contractor or otherwise, any person who was an employee of either the Buyer or the Company at any time between the Company's inception and the conclusion of the Non-Solicitation Period, or induce or attempt to induce any employee, officer, director, consultant, adviser or contractor of the Buyer or the Company at any time between the Company's inception and the conclusion of the Non-Solicitation Period to terminate his employment with or otherwise cease his relationship with, the Company or the Buyer; provided, that, notwithstanding
                                                 --------  ----
the foregoing, after the date 18 months subsequent to the Closing Date, the following individuals may recruit, solicit and hire each other: each of the Founders and each of the persons set forth on Schedule 9(c) appended to this
                                              -------------
Agreement; provided, further, that notwithstanding the foregoing, each of the
           --------  -------
Founders may hire each other (but may not directly or indirectly recruit or solicit each other as an employee, officer, director, consultant, advisor, contractor or otherwise or induce or attempt to induce each other to terminate his employment or otherwise cease his relationship with the Company or the Buyer).

     (d)  Noncompetition Agreement.
          ------------------------

          (i) For a period of two years after the Closing Date, no Stockholder nor any Affiliate thereof shall (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly held company): (A) develop, design, produce, market, sell or render (or assist any other person in developing, designing, producing, marketing, selling or rendering) products or services competitive with those developed, designed, produced, marketed, sold or rendered by the Company on or prior to the Closing Date, or (B) engage in any business competitive with the business of the Company as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Company conducted its business prior to the Closing Date.

          (ii) The Buyer and the Stockholders agree that the duration and geographic scope of the noncompetition provision set forth in this Section 9(d) are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Buyer and the Stockholders agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at laws, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Section 9(d).

     10.  Intentionally Omitted
          ---------------------

     11.  Successors and Assigns
          ----------------------

          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns, except that the Buyer, on the one hand, and the Stockholders and the Company on the other hand, may not assign their respective rights and obligations hereunder without the prior written consent of the other Party; provided that, the Buyer may assign
                                          -------- ----
this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer (or, as appropriate, a subsidiary or Affiliate of the Buyer), the Stockholders or the Company from any obligation or liability under this Agreement.

     12.  Notices
          -------

          Any notice, request, demand, claim, or other communication hereunder shall be in writing. Any notice, request, demand, payment, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by United States certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable overnight courier service, in each case to the intended recipient as set forth below:

To the Buyer:                                   With a copy to:

Switchboard Incorporated                        Switchboard Incorporated
115 Flanders Road                               115 Flanders Road
Westboro, Massachusetts  01581                  Westboro, Massachusetts  01581
Attention: Chief Financial Officer              Attention:  Associate General Counsel
Telephone: (508) 898-1122                       Telephone: (508) 898-1122
Telecopy:  (508) 870-2000                       Telecopy:  (508) 870-2000

To the Company (Prior to the Closing):          With a copy to:

Envenue, Inc.                                   William R. Kolb, Esq.
50 Terminal Street                              Foley, Hoag & Eliot LLP
Charlestown, Massachusetts  02129               One Post Office Square
Attention:  Benjamin J. Paul                    Boston, Massachusetts  02109
Telephone:                                      Telephone: (617) 832-1000
Telecopy:                                       Telecopy:  (617) 832-7000

To the Company (Subsequent to the Closing):     With a copy to:

Envenue, Inc.                                   Envenue, Inc.
c/o Switchboard Incorporated                    c/o Switchboard Incorporated
115 Flanders Road                               115 Flanders Road
Westboro, Massachusetts  01581                  Westboro, Massachusetts  01581
Attention:  Chief Financial Officer             Attention:  Associate General Counsel
Telephone: (508) 898-1122                       Telephone: (508) 898-1122
Telecopy:  (508) 870-2000                       Telecopy:  (508) 870-2000

To the Stockholders' Representative:            With a copy to:

Luke G. O'Brien                                 William R. Kolb, Esq.
c/o Envenue, Inc.                               Foley, Hoag & Eliot LLP
50 Terminal Street                              One Post Office Square
Charlestown, Massachusetts  02129               Boston, Massachusetts  02109
Telephone:                                      Telephone: (617) 832-1000
Telecopy:                                       Telecopy:  (617) 832-7000

To a Stockholder:                               With a copy to:

At the respective address                       At the respective address, if any,
for each Stockholder                            set forth on Schedule SH
set forth on Schedule SH

Any Party may give any notice, request, demand, payments, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party or individual for whom it is intended. Any notice sent by telecopy shall be followed by a confirmation copy sent by reputable overnight business courier service. Any Party may change the address to which notices, requests, demands, payments, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

       13.  Entire Agreement; Amendments; Attachments.
            -----------------------------------------

       (a) This Agreement, the Disclosure Schedule and all Annexes appended hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. The Buyer, by the consent of its Board of Directors or officers authorized by such Board, and the Stockholders' Representative (who shall have the authority to bind all of the Stockholders) may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Stockholders' Representative.

       (b) If the provisions of the Disclosure Schedule or any Annex appended to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The Disclosure Schedule and any other Schedule and the Annexes appended hereto or to be appended hereafter are hereby incorporated as integral parts of this Agreement.

       14.  Severability.
            ------------

            Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

       15.  Expenses.
            --------

       (a) The Stockholders will be responsible for all costs, fees and expenses of the Company and the Stockholders, including, without limitation, all fees, commissions, expenses and other payments to counsel, to any Intermediary or to any other provider of professional services, arising on account of the Company and/or the Stockholders and incurred in connection with this Agreement and the transactions contemplated hereby; provided, that, the Stockholders will
                                          --------  ----
not be responsible for the Company Counsel Fees (as defined in this Section 15(a)). For purposes of this Agreement, "Company Counsel Fees" shall mean (i) the reasonable fees of Foley, Hoag & Eliot LLP for legal services rendered to the Company and to the Founders solely in connection with this Agreement and the transactions contemplated hereby, based upon the hourly rates generally applicable to other legal services rendered by Foley, Hoag & Eliot LLP to the Company and without any premium and (ii) the reasonable disbursements of Foley, Hoag & Eliot LLP solely in connection with the rendering of such legal services in connection with this Agreement and the transactions contemplated hereby. Other than Company Counsel Fees (to the extent provided for in Section 15(b) of this Agreement), in no event will any of the costs, fees or expenses incurred in connection with this transaction by the Company and/or the Stockholders, including, without limitation, the fees and expenses of counsel to the Company and the Stockholders, be billed to or paid by the Buyer or the Company. Each Stockholder shall be responsible for payment of all sales, use and transfer Taxes, including, without limitation, any value added, stock transfer, gross receipts, stamp duty, and real, personal or intangible property transfer Taxes, arising out of the conveyance of the Shares owned by such Stockholder. In addition, the Founders will be responsible for 50% of the PwC Fees (as defined in this Section 15(a)). As used in this Agreement, "PwC Fees" means all reasonable fees (based upon the hourly rates generally applicable to other similar services rendered by PricewaterhouseCoopers LLP ("PwC") to the Buyer and without any premium) and expenses of PwC attributable to the accounting, auditing and other professional services rendered by PwC solely in connection with its preparation, review and audit of the financial statements of the Company required to be filed by the Buyer with the United States Securities and Exchange Commission pursuant to Item 7(a) of the Current Report or Form 8-K as a result of the transactions contemplated by this Agreement (the "8-K Financial Statements") and all other financial information with respect to the Company required by the Buyer to satisfy the Buyer's filing requirements under Item 7 of the Current Report on Form 8-K, including, without limitation, a report of PwC on the 8-K Financial Statements.

     (b) Except as otherwise expressly provided herein, the Buyer will be responsible for (i) the costs, fees and expenses of the Buyer, including, without limitation, all fees, commissions, expenses and other payments to counsel, to any Intermediary or to any other provider of professional services, arising on account of the Buyer and incurred in connection with this Agreement and the transactions contemplated hereby, (ii) the Company Counsel Fees and
(iii) 50% of the PWC Fees.

     16.  Governing Law.
          -------------

          This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any other jurisdiction.

     17.  Section Headings.
          ----------------

          The section headings are for the convenience of the Parties hereto and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

     18.  Pronouns. Whenever the context may require, any pronouns used in this
          --------
Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

     19.  Counterparts
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

                                  * * * * * *

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of and on the date first above written.

                              BUYER:

                              SWITCHBOARD INCORPORATED


                              By:  /s/ John Jewett
                                   ----------------------------------
                                   Name:  John Jewett
                                   Title: Vice President and CFO

                              COMPANY:

                              ENVENUE, INC.


                              By:  /s/ Benjamin J. Paul
                                   ----------------------------------
                                   Name:  Benjamin J. Paul
                                   Title: President/CEO

                              STOCKHOLDERS'  REPRESENTATIVE:

                              LUKE G. O'BRIEN


                                /s/ Luke G. O'Brien
                              ---------------------------------------
                              Individually

                              STOCKHOLDERS:

                              RICHARD A. BECKMANN


                                /s/ Richard A. Beckmann
                              ---------------------------------------
                              Individually

                              TODD COLLINS


                                /s/ Todd Collins
                              ---------------------------------------
                              Individually

                              STOCKHOLDERS CONTINUED:


                              SCOTT GRIFFITH


                                /s/ Scott Griffith
                              ---------------------------------------
                              Individually

                              MICHAEL KETTNER


                                /s/ Michael Kettner
                              ---------------------------------------
                              Individually

                              LUKE G. O'BRIEN


                                /s/ Luke G. O'Brien
                              ---------------------------------------
                              Individually


                              BENJAMIN J. PAUL


                                /s/ Benjamin J. Paul
                              ---------------------------------------
                              Individually

                              PETER ROBBINS


                                /s/ Peter Robbins
                              ---------------------------------------
                              Individually

                              SIMON SHAPIRO


                                /s/ Simon Shapiro
                              ---------------------------------------
                              Individually

                              STOCKHOLDERS CONTINUED:

                              VALE SUNDARAVEL


                                /s/ Vale Sundaravel
                              ---------------------------------------
                              Individually

                              IMPACHELVAN VITHIANANTHAN


                                /s/ Impachelvan Vithiananthan
                              ---------------------------------------
                              Individually

                              DARREN WALSH


                                /s/ Darren Walsh
                              ---------------------------------------
                              Individually

                              DOUGLAS WILSON

                                /s/ Douglas Wilson
                              ---------------------------------------
                              Individually